Exhibit 99.1
NEWS RELEASE

For information, contact:
Media – Susan Moore (713) 309-4645
Investors – Doug Pike (713) 309-4590

Special Meeting of Lyondell Shareholders
to Proceed as Planned

     HOUSTON, Nov.14, 2007— On Nov. 13, 2007, in the case entitled Plumbers and Pipefitters Local 51 Pension Fund, On Behalf of Itself and Others Similarly Situated v Lyondell Chemical Company, et al, the 80th District Court of Harris County, Texas, denied the plaintiff’s request for a preliminary injunction to delay the vote of Lyondell’s shareholders with respect to the Agreement and Plan of Merger among Basell AF, BIL Acquisition Holdings Limited and Lyondell.

Lyondell’s Special Shareholder Meeting will take place at 9 a.m. CST on Nov. 20, 2007, as previously announced.

About Lyondell
Lyondell Chemical Company, headquartered in Houston, Texas, is North America's third-largest independent, publicly traded chemical company. Lyondell is a leading global manufacturer of chemicals and plastics, a refiner of heavy, high-sulfur crude oil and a significant producer of fuel products. Key products include ethylene, polyethylene, styrene, propylene, propylene oxide, gasoline, ultra low-sulfur diesel, MTBE and ETBE.

Additional Information and Where to Find It
In connection with the solicitation of proxies by Lyondell Chemical Company (the “Company”) with respect to the meeting of its stockholders regarding the proposed merger, the Company has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”).  A definitive proxy statement and a form of proxy have been mailed to the stockholders of Lyondell.  STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Stockholders may obtain a free-of-charge copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s web site at http://www.sec.gov. Stockholders may also obtain a free-of-charge copy of the proxy statement and other relevant documents by directing a request by mail to Lyondell Chemical Company, Investor Relations, 1221 McKinney Street, Suite 700, Houston, Texas 77010, telephone (713) 309-4590, or from the Company’s website at www.lyondell.com.

The Company and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be “participants” in the solicitation is set forth in the Company’s definitive proxy statement and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC.

SOURCE: Lyondell Chemical Company

Lyondell Chemical Company

www.lyondell.com